EXHIBIT 10.1

DATA DOMAIN, INC. 2008 BONUS PLAN

1. Effective Date and Term. This 2008 Bonus Plan (the “Plan”) was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Data Domain, Inc. (the “Company”). The Plan is effective for fiscal year 2008. The Plan is for the benefit of individuals who are officers of the Company (the “Officers”). Any other bonus plan applicable to Officers previously approved by the Committee is hereby terminated.

2. Administration. The Committee administers the Plan and adopts rules and regulations to implement the Plan. The decisions of the Committee are final and binding on all parties who have an interest in the Plan.

3. Eligibility. Participation in the Plan is limited to Officers. Participation in the Plan is effective on the day the participant starts in a bonus-eligible job. Bonus payments will be prorated based on the number of days the participant is employed by the Company during the fiscal quarter. Bonus payments will be prorated for participants who become eligible after the start of a fiscal quarter or for participants who are on a leave of absence or sabbatical for all or part of a fiscal quarter. A participant may be removed from the Plan at any time and for any reason, at the Company’s discretion, regardless of whether he or she remains an officer or employee of the Company.

4. Determination of Amounts. The Plan may provide a quarterly cash bonus that is paid based on the achievement of pre-determined Company performance objectives and individual performance factors. The amount of each participant’s quarterly bonus is determined as follows:

(a) An annual target bonus amount is assigned to the participant by the Committee as soon as reasonably practicable after the beginning of a fiscal year or, if later, at the time of his or her hiring. The annual target bonus amount shall be a percentage of base salary and may be modified from time to time thereafter by the Committee. The quarterly target bonus amount is equal to 25% of the annual target bonus amount.

(b) The quarterly bonus is determined on the basis of plan achievement, and with respect to each participant may be based on revenue and/or sales as determined by the Committee.

(c) Calculation of quarterly bonuses will be based on percentage of plan achievement (revenue or bookings as applicable). Payouts of bonuses will begin paying at 80% plan achievement and scale linearly to 100% at 100% plan achievement. Over-achievement of goals beyond 100% and up to 125% of plan accelerates bonus payout at the rate of 2:1, that is, for every 1% overachievement the bonus accelerates by 2% of the total bonus amount. From 126% to 150% of plan achievement the bonus payout decelerates to 1.5% per percent of overachievement and from 151% achievement of plan and beyond the bonus payout decelerates to 1.25% per percent of achievement.

(d) When the actual amount of plan achievement for a fiscal quarter has been determined, the achievement score is calculated. This score is multiplied by each participant’s quarterly target bonus amount. The result is the participant’s tentative quarterly bonus, based on financial measures (the “Tentative Bonus”).

(e) After the close of each fiscal quarter, the Committee at its discretion may increase or reduce any Tentative Bonus, based on criteria other than revenue and sales (including the Company’s achievement of its financial plan in areas other than sales or revenue, particularly operating profit and gross margins, and the individual’s achievement of quarterly objectives).

(f) The Committee may adjust the amount of the Company’s quarterly revenue or sales figures to exclude extraordinary items.

5. Payment of Bonuses. Payment of the quarterly cash bonus (if any) is targeted for the payroll date of April 30, July 31, October 31 and January 31. Adjustments to this payment schedule may be made as business conditions require.

6. Employment Requirement. The participant must be employed by the Company at the time of the bonus payment to receive the quarterly cash bonus.

7. Modification or Termination of the Plan. The Committee reserves the right to modify, suspend or terminate this Plan at any time. Should an acquisition or significant business initiative change the operating plan, this Plan may be modified or a new plan may go into effect at the start of the fiscal quarter following the event.

8. Benefits Unfunded. No amounts awarded or accrued under this Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of the Company. Plan participants will have the status of general creditors and must look solely to the general assets of the Company for the payment of their bonus awards.

9. Benefits Nontransferable. No Plan participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participant’s creditors or to attachment, execution or other process of law.

10. No Employment Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Committee and no provision of the Plan itself will be construed to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee is employed “at will,” which means that either the employee or the Company may terminate the employment relationship at any time and for any reason, with or without cause.

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